As filed with the Securities and Exchange Commission on July 29, 2009

Registration No. 333-147407

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Massachusetts	04-2976299
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Ten Post Office Square

Boston, Massachusetts 02109

(617) 912-1900

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Timothy L. Vaill, Chief Executive Officer

Boston Private Financial Holdings, Inc.

Ten Post Office Square

Boston, Massachusetts 02109

(617) 912-1900

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

William P. Mayer, Esq.

Paul W. Lee, Esq.

Goodwin Procter LLP

Exchange Place

Boston, Massachusetts 02109-2881

(617) 570-1000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer	☐		Accelerated filer	☒
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

Pursuant to a registration statement on Form S-3 (Registration No. 333-147407) (the “Registration Statement”) under the Securities Act of 1933, as amended, Boston Private Financial Holdings, Inc. (the “Registrant”) registered the resale from time to time (the “Offering”) by the selling securityholders named therein of (i) up to $287,500,000 aggregate principal amount of 3.00% Contingent Convertible Senior Notes due July 15, 2027 (the “Notes”) and (ii) up to 7,400,000 shares of the Registrant’s Common Stock, $1.00 par value per share (plus an indeterminate number of additional shares of Common Stock that could be issued upon conversion of the Notes as a result of conversion price adjustments) (the “Common Stock”). The Registration Statement became effective when filed on November 15, 2007.

The Registrant is no longer required to keep the Registration Statement effective pursuant to the terms of the Registration Rights Agreement, dated as of July 5, 2007 between the Registrant and the initial purchasers named therein. In addition, in accordance with the terms of the indenture under which the Notes were issued, dated as of July 5, 2007 between the Registrant and U.S. Bank National Association, the Registrant has elected to exercise its right to redeem the Notes on or after July 16, 2009 and has notified holders of the Notes of such redemption in accordance with the terms of the indenture. Accordingly, the Registrant is filing this Post-Effective Amendment No. 1 to remove from registration the Common Stock that was not sold in the Offering and to remove from registration the Notes previously registered pursuant to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and that it has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, The Commonwealth of Massachusetts, on the 29th day of July, 2009.

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

By:	/S/ TIMOTHY L. VAILL
Timothy L. Vaill Chairman and Chief Executive Officer (Principal Executive Officer)

By:	/S/ DAVID J. KAYE
David J. Kaye Executive Vice President and Chief Financial Officer (Principal Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ TIMOTHY L. VAILL Timothy L. Vaill	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	July 29, 2009

* Walter M. Pressey	President and Vice Chairman	July 29, 2009

/S/ DAVID J. KAYE David J. Kaye	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	July 29, 2009

* William A. Gratrix	Senior Vice President and Controller (Principal Accounting Officer)	July 29, 2009

* Herbert S. Alexander	Director	July 29, 2009

* Eugene S. Colangelo	Director	July 29, 2009

* Kathleen M. Graveline	Director	July 29, 2009

* Adolfo Henriques	Director	July 29, 2009

* Lynn Thompson Hoffman	Director	July 29, 2009

* Deborah F. Kuenstner	Director	July 29, 2009

* John Morton III	Director	July 29, 2009

* William J. Shea	Director	July 29, 2009

* Dr. Allen L. Sinai	Director	July 29, 2009

* Stephen M. Waters	Director	July 29, 2009

*By:	/S/ DAVID J. KAYE
David J. Kaye Attorney-in-fact